EXHIBIT 10.2

MASTER

NETWORK AFFILIATION AGREEMENT

This Network Affiliation Agreement is entered into this 17th day of March, 2004, by and between ENTRAVISION COMMUNICATIONS CORPORATION and TELEFUTURA.

WHEREAS, AFFILIATE, as licensee of the Stations pursuant to an authorization issued by the FCC, intends to offer a full time Spanish language television program service using the facilities of the Stations;

WHEREAS, TELEFUTURA operates the Network which provides Spanish language television programming on a national, interconnected basis; and

WHEREAS, AFFILIATE desires to affiliate with the Network, and to appoint TELEFUTURA as the Stations’ exclusive national and regional sales representative.

NOW, THEREFORE, in consideration of the mutual covenants, undertakings, agreements, and representations herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is hereby agreed as follows:

1. Definitions. In computing compliance with time periods specified in this Agreement, calendar days shall be utilized rather than business days. For the purposes of this Agreement, the following terms shall have the following meanings:

AFFILIATE, first used in the preamble to this Agreement, means Entravision Communications Corporation, a Delaware corporation.

Agreement, first used in Section 1 hereof, means the instant Master Network Affiliation Agreement.

Authorized Preemption, first used in Section 1 hereof, below, means a failure by AFFILIATE to broadcast any Program (i) pursuant to Section 6(a) of this Agreement, (ii) due to force majeure as provided for in Section 12 of this Agreement, or (iii) for which AFFILIATE has obtained the written consent of TELEFUTURA.

Commencement Date has the meaning established in Section 3 hereof.

Commercial Availability, first used in Section 1 hereof, means a unit of time of whatever length available for the broadcast of commercial advertising announcements, promotional announcements, and/or station identification announcements.

Digital Channel, first used in Section 5(d) hereof, means any television channel allotted by the FCC to AFFILIATE for digital television transmissions for use in association with the Station as a result of MM Docket 87-269 and the rules and regulations adopted with respect thereto.

Digital Transition Period, first used in Section 5(d) hereof, means the period commencing on the first date AFFILIATE broadcasts a digital signal to the general public on a consistent commercial basis on the Digital Channel and ending on the last day of the term of this Agreement.

FCC, first used in the preamble to this Agreement, means the Federal Communications Commission or any successor agency.

Force Majeure Event, first used in Section 12 hereof, means any act of God, labor dispute, non-delivery by program suppliers or others, failure or breakdown of satellite or other facilities, legal enactment, governmental order or regulation or any other similar or dissimilar cause beyond the control of TELEFUTURA or AFFILIATE, as the case may be.

Local Availability, first used in Section 7(b) hereof, means a Commercial Availability designated by TELEFUTURA pursuant to this Agreement for broadcast of a commercial advertisement by a Station and not by other TELEFUTURA affiliates on an interconnected or delayed telecast basis.

Local Programming first used in Section 1 hereof, means collectively, all local and syndicated programs, public service announcements, promotional announcements, station identifications and other interstitial material which are originated and broadcast by a Station.

Local Programming Window, first used in Section 5(b) hereof, means a time period indicated on the attached Schedule A as being occupied by Local Programming.

Local Sale, first used in Section 7(e) hereof, means a Sale of advertising for broadcast on AFFILIATE’s Stations, and not for broadcast on the Network generally, made by the local sales staff of AFFILIATE.

National Sale, first used in Section 7(e) hereof, means a Sale of advertising for broadcast on AFFILIATE’s Stations, and not for broadcast on the Network generally, made by TELEFUTURA as the exclusive national and regional sales representative of AFFILIATE, and any other Sale which is of a type normally considered within the broadcast industry to be a national or a regional advertising sale.

Net National Sale, first used in Section 8(a) hereof, means a National Sale of advertising net only of agency commission.

Network, first used in the preamble to this Agreement, means that certain program service to be distributed by or on behalf of TELEFUTURA on an interconnected basis to affiliates for broadcast to the public.

Network Availability, first used in Section 5(b)(ii) hereof, means a Commercial Availability designated by TELEFUTURA pursuant to this Agreement for the simultaneous broadcast of a commercial announcement by multiple TELEFUTURA affiliates on an interconnected basis, including delayed telecasts pursuant to Section 11 of this Agreement.

Network Exclusivity Zone, first used in Section 5(m) hereof, means the applicable area as set forth in Sections 76.92 through 76.97 of the rules and regulations of the FCC.

Network Program Schedule, first used in Section 5(b) hereof, means the programming provided by TELEFUTURA to its affiliates on a regular basis for broadcast during a Network Time Period, including, but not limited to, all Network Programming, commercial announcements, TELEFUTURA identification announcements, TELEFUTURA promotional announcements, public service announcements, credits and cross promotional announcements for any of TELEFUTURA’s other networks, or any other network or program service owned or operated by, or under common ownership or control with, TELEFUTURA, including but not limited to cable programming networks such as Univision and Galavision, and other interstitial material distributed by TELEFUTURA to AFFILIATE.

Network Programming, first used in Section 1 hereof, means, collectively, all Programs, public service announcements, promotional announcements, network identifications and other interstitial material which are distributed to affiliates of the Network.

Network Sale, first used in Section 7(d) hereof, means a Sale of advertising for broadcast on the Network.

Network Time, first used in Section 7 hereof, means the entire clock hour or half-hour during which a Program is broadcast including Station breaks and adjacencies. (E.g., for a one-hour Program broadcast during the 7:00 and 8:00 time period, all commercials sold between 7:00 and 8:00 are within Network Time, even if the program actually began after 7:00 and ended before 8:00.)

Network Time Period, first used in Section 1 hereof, means the time periods indicated on the attached Schedule A as being occupied by Network Programming.

Non-Network Programming, first used in Section 9 hereof, means programs, program series, and programming of any nature or kind, including, but not limited to, special sports programs and special events programs, such as political conventions, election coverage, presidential inaugurations, parades, and pageants, and other programs and program series, which are not then regularly scheduled by TELEFUTURA for broadcast on an interconnected basis by affiliates of the Network during those hours that then comprise the Network Programming Schedule.

Program, first used in Section 1 hereof, means a television program distributed by or on behalf of TELEFUTURA for broadcast on an interconnected basis by affiliates of the Network.

Sale, first used in Section 1 hereof, means a sale of advertising.

Station or Stations, first used in the preamble to this Agreement, means the television stations listed in Schedule B. Additional stations will be incorporated into Schedule B and subject to the terms and conditions of this Agreement by the parties revising Schedule B to include such station.

Terms Sheet, first used in Section 9 hereof, means a writing setting forth the principal terms and conditions on which TELEFUTURA offers a non-network program or program series to AFFILIATE, including, but not limited to, the time permitted for acceptance of said offer by AFFILIATE.

Unauthorized Preemption, first used in Section 10 hereof, means any preemption or failure to broadcast any Program, in whole or in part, other than an Authorized Preemption.

TELEFUTURA, first used in the preamble to this Agreement, means TELEFUTURA, a Delaware corporation.

2. Programming. TELEFUTURA shall deliver to Stations for free over the air television broadcasting on Stations, all Network Programming which TELEFUTURA makes available to be broadcast on the Network on a television network basis in the community in which each Station is located, except as hereinafter provided. Subject to the limitations set forth in this Agreement, AFFILIATE is hereby authorized to broadcast during the term of this Agreement the Network Programming over the facilities of the Stations. AFFILIATE shall not and shall not authorize others to broadcast, rebroadcast, or otherwise use any program (or part thereof) or other material supplied by TELEFUTURA except as specified in this Agreement or specifically authorized in writing by TELEFUTURA.

3. Term. The initial term of this Agreement shall commence on January 14, 2002 (the “Commencement Date”), and, subject to the early termination provisions set forth herein, shall terminate at 11:59 p.m. on December 31, 2021 (“Initial Term”). After the Initial Term, the term of this Agreement may be extended for additional successive terms of two (2) years each by TELEFUTURA, in its sole discretion, giving written notice of such extension and the terms and conditions upon which such extension is offered to AFFILIATE at least ninety (90) days prior to the expiration of the then current term; provided, however, that if, within thirty (30) days of the AFFILIATE’s receipt of an extension notice from TELEFUTURA, AFFILIATE, in its sole discretion, gives TELEFUTURA written notice that AFFILIATE rejects such extension on such terms and conditions, then the extension notice shall not be effective and this Agreement shall terminate upon expiration of the then-current period. TELEFUTURA shall have no obligation, whether express or implied, to extend this Agreement beyond its Initial Term or to continue the affiliation of the Stations with TELEFUTURA or the Network, whether or not on terms or conditions equivalent to those set forth in this Agreement, beyond the termination hereof. Any presently existing Network Affiliation Agreements between TELEFUTURA and AFFILIATE shall be deemed terminated as of the commencement of this Agreement. Upon the termination or expiration of the term of this Agreement, all of AFFILIATE’s and Stations’ rights to broadcast or otherwise use any Network Programming or any trademark, logo, or other material or item hereunder shall immediately cease and neither AFFILIATE nor Stations shall have any further rights whatsoever with respect to such program, material, or item.

4. Distribution. TELEFUTURA shall transmit the Network Programming via satellite, and the Network Programming shall be deemed delivered to AFFILIATE when transmitted to the satellite. The choice of satellite to be used to transmit the Network Programming shall solely be within the discretion of TELEFUTURA, and TELEFUTURA may, from time to time, at its sole discretion, change the satellite being used for said transmissions, in which case it shall, to the extent feasible, give prior notice to AFFILIATE. All costs and expenses of transmitting the Network Programming by satellite, including the maintenance of a network operations center, satellite transmission facilities and satellite transponder time, shall be borne by TELEFUTURA. Any and all costs of whatever kind or nature incurred with respect to the reception or pickup of the Network Programming from the satellite, and its rebroadcast by the Stations, shall be borne by and shall be the sole responsibility of AFFILIATE. Where, in the sole opinion of TELEFUTURA, it is impracticable or undesirable to furnish the Network Programming over satellite facilities, TELEFUTURA may deliver the program to Stations by any other means, including, but not limited to private or common carrier microwave, fiber optic links, film, video tape or other form of recording in sufficient time for Stations to broadcast the Network Programming at the time scheduled by TELEFUTURA. Prior to instituting a change in the method of program delivery to AFFILIATE, TELEFUTURA shall, if practicable, consult with AFFILIATE and give consideration to the increased program delivery costs to be incurred by AFFILIATE as a result of such change. If Network Programming is supplied via recordings of any kind, they shall be used by AFFILIATE only for a single television broadcast over each Station, and AFFILIATE shall comply with all TELEFUTURA instructions concerning the disposition to be made of each such recording received by each Station hereunder.

5. Additional Terms and Conditions Regarding Programming. Except as contemplated in Section 6, below, AFFILIATE’s broadcast of Network Programming and Programs pursuant to this Agreement shall be subject to the following terms and conditions:

(a) The selection, scheduling, substitution, cancellation and withdrawal of any Network Programming or portion thereof shall at all times remain within the sole discretion and control of TELEFUTURA. TELEFUTURA reserves the right to obtain programming from any source whatsoever, including but not limited to obtaining all or a portion of the Network Programming from one or more program suppliers.

(b) Schedule A hereto sets forth the current schedule of hours which constitute the Network Program Schedule, as well as the current schedule of segments which constitute the Local Programming Windows. Local Programming Windows may be changed by TELEFUTURA, at any time in its sole discretion. TELEFUTURA will provide written notification of such change in the Local Programming Window at least ten (10) days prior to implementation, when such Local Programming Window change is permanent. However, where TELEFUTURA cannot provide ten days advance notice, TELEFUTURA will provide as much advance notice as practicable of such Local Programming Window. The selection, scheduling, substitution, cancellation, preemption and withdrawal of Network Programming scheduled for broadcast by affiliates of Network during those hours constituting the Network Program Schedule shall at all times remain within the sole discretion and control of TELEFUTURA. AFFILIATE agrees to broadcast over the facilities of each Station the complete Network Program Schedule in its entirety without unauthorized interruption, editing, modification, addition or deletion, on the dates and at the times scheduled by TELEFUTURA; provided, however, that AFFILIATE may delete such words, phrases or scenes as AFFILIATE, in the reasonable exercise of its judgment, determines it would not be in the public interest to broadcast over the AFFILIATE’s Stations.

(c) AFFILIATE agrees to carry network commercials at the time delivered by TELEFUTURA and in the same commercial positions as determined by TELEFUTURA.

(d) During the Digital Transition Period, AFFILIATE shall broadcast the Network Programming provided pursuant to this Agreement simultaneously over the Stations and any Digital Channel operated by AFFILIATE in association with the Stations. AFFILIATE shall insure that the picture resolution quality of the broadcasts of the Network Programming on the Digital Channel shall be equivalent to the TELEFUTURA standard, as determined by TELEFUTURA, in its reasonable discretion and in accordance with then-current industry standards, from time to time.

(e) AFFILIATE shall not broadcast any Network Programming except pursuant to the terms of this Agreement or pursuant to other written authorization from TELEFUTURA.

(f) In no event shall AFFILIATE transmit any Network Programming via the internet, including without limitation, video or audio streaming, simulcasting, or interactive television.

(g) AFFILIATE shall not authorize, cause, or enable anything to be done whereby any Network Programming supplied herein is used for any purpose other than broadcasting by AFFILIATE in the geographic area that AFFILIATE’s Stations is authorized to serve, which broadcast is intended for reception by the general public in places to which no admission is charged.

(h) AFFILIATE shall not insert or superimpose any crawls, split screens, graphics, logos, trademarks, call letters, insignia, voice overs or other material over any portion of any Network Programming, or compress, speed up, squeeze down, clip or otherwise alter the duration, length, size, appearance or aspect ratio of any Network Programming, without the prior written consent of TELEFUTURA, except in the case of live coverage of fast-breaking news events.

(i) AFFILIATE shall abide by any and all restrictions of which TELEFUTURA advises AFFILIATE pertaining to the promotion of Network Programming, including, but not limited to, on-the-air promotion, billboards, cable advertisements, and newspaper, shopper, or other printed advertisements, announcements or promotions. This provision shall not prohibit AFFILIATE from providing date and time information regarding Network Programming to newspapers, TV Guide, cable guides, and other program listing services. TELEFUTURA shall, from time to time, provide AFFILIATE with written guidelines regarding promotional restrictions, which, as amended or supplemented in writing from time to time, shall govern each Station’s promotional activities until superseded by replacement guidelines supplied by TELEFUTURA.

(j) Except with TELEFUTURA’s prior written consent and except upon such terms and conditions as TELEFUTURA may impose, AFFILIATE shall not authorize, cause, permit or enable anything to be done whereby a recording on film, tape or otherwise is made of Network Programming, provided, however, AFFILIATE may record Network Programming for:

(i) delayed telecasts permitted by this Agreement;

(ii) promotion of the Network, or Network Programming, in programs or promotional announcements broadcast on AFFILIATE’s Stations which TELEFUTURA has had the opportunity to preview and for which TELEFUTURA has given its prior written consent; or

(iii) sales presentations.

(k) AFFILIATE agrees that its local news sets, local promotional announcements, and local identifications will conform to the Network’s graphic standards as established, and modified from time-to-time, by TELEFUTURA and provided in writing to AFFILIATE.

(l) Subject to the provisions of this Agreement, with respect to any Program broadcast by Stations and as to which TELEFUTURA controls the distribution rights with respect to the repeat broadcast of such program on United States broadcast television stations, TELEFUTURA agrees that, during the Exclusivity Period for such Program, it shall not provide the same Program to any television station licensed to serve the community of license of each Station. As used herein, “Exclusivity Period” with respect to any Program shall mean a period commencing with TELEFUTURA’s first broadcast of such Program and ending on the earlier of (i) the end of the broadcast season in which such Program is first provided to the Station or (ii) thirty (30) days after such TELEFUTURA’s broadcast of such TELEFUTURA Program. Notwithstanding the foregoing, TELEFUTURA may make available to any other station any Program which (i) AFFILIATE has preempted, rejected or refused, or not taken for any reason whatsoever, or which TELEFUTURA has withdrawn from AFFILIATE pursuant to Section 10(a)hereof; (ii) TELEFUTURA may be legally required to make available; or (iii) which, in TELEFUTURA’s sole discretion, is believed to be of overriding public importance.

(l) AFFILIATE shall be entitled to exercise, within each Station’s Network Exclusivity Zone, the protection against duplication of network programming, as provided by Sections 76.92 through 76.97 of the FCC’s rules, with respect to a Program during the same broadcast day on which such Program is delivered by TELEFUTURA to each Station, provided, however, (1) that such right shall extend only as to Programs broadcast over Stations in accordance with this Agreement at the time scheduled for such broadcast by TELEFUTURA and that such protection shall not extend to any pre-empted programs or program series; (2) that nothing herein shall be deemed to preclude TELEFUTURA from granting to any other broadcast television station licensed to any other community similar non-duplication rights within that Station’s Network Exclusivity Zone and AFFILIATE’s right of network non-duplication shall not apply with respect to the transmission of the programs of another AFFILIATE of the TELEFUTURA Network (current or future) by a “community unit,” as that term is defined by the rules of the FCC, located wholly or partially within the area in which the Station’s Network Exclusivity Zone overlaps the Network Exclusivity Zone of such other TELEFUTURA affiliates; and (3) that AFFILIATE’s network non-duplication rights pursuant to this Section shall be subject to cancellation by TELEFUTURA on six (6) months written notice to AFFILIATE, which cancellation shall not affect any of the other rights and obligations of the parties under this Agreement.

Nothing contained in this Agreement shall limit TELEFUTURA’s right, at its sole discretion, to distribute the Network and/or Network Programming directly to, and to authorize the retransmission of the Network and/or Network Programming by, any other distribution form, methodology, or medium, including but not limited to broadcast television, cable television, direct broadcast satellite (DBS), MDS, MMDS, or SMATV systems or facilities in any area, provided that in determining whether to distribute directly or authorize the retransmission of the Network and/or Network Programming by the means described, above, TELEFUTURA shall use substantially similar business practices as those TELEFUTURA uses in markets where TELEFUTURA owns and operates television stations.

6. Preemption and Substitution.

(a) With respect to programs or commercial matter offered or already contracted for pursuant to this Agreement, nothing herein contained shall prevent or hinder AFFILIATE from:

(i) rejecting or refusing any Program or commercial matter which AFFILIATE reasonably believes to be unsatisfactory or unsuitable or contrary to the public interest, or

(ii) substituting a program which, in AFFILIATE’s opinion, is of greater local or national importance.

(b) AFFILIATE shall give TELEFUTURA written notice of each such rejection, refusal or substitution, the identity and length of the programming (the “Substitute Programming”) to be substituted for a Program and the justification therefore, not later than seventy-two (72) hours after receiving notice of the Program, or as soon thereafter as possible (including an explanation of the cause for any lesser notice). In the case of proposed program substitution based on greater local or national importance, AFFILIATE shall also indicate why the programming could not reasonably be substituted for Local Programming or carried in a Local Programming Window. TELEFUTURA reserves the right to direct AFFILIATE to broadcast said Program in an alternate time period normally occupied by other Network Programming, or to provide such alternative Network Programming as may be appropriate in the circumstances (which, subject only to the terms of Sections 6 and 10 hereunder, shall be cleared in preference to the Substitute Programming).

(c) AFFILIATE may deem Network Programming to be unsatisfactory or unsuitable only if such programming:

(i) is delivered in a form which does not meet accepted standards of good engineering practice;

(ii) does not comply with the rules and regulations of the FCC; or

(iii) differs substantially in style or content from Network Programming which AFFILIATE has broadcast previously and which AFFILIATE reasonably believes would not meet prevailing contemporary standards of good taste in a Station’s community of license.

(d) AFFILIATE confirms that no Network Programming shall be deemed to be unsatisfactory, unsuitable or contrary to the public interest based on programming performance or ratings, advertiser reactions or the availability of alternative programming (including but not limited to sporting events, program length commercials and infomercials) which AFFILIATE believes to be more profitable or more attractive.

(e) Except in those circumstances requiring live coverage of fast-breaking news events, AFFILIATE shall make all reasonable efforts to substitute programming of high local or national importance for Local Programming or to carry such programming in time slots not scheduled to be occupied by Network Programming.

(f) AFFILIATE confirms that, in its judgment, the public interest is best served by carriage of Spanish language programming by the Stations. Any programming substituted by AFFILIATE for Network Programming shall be exclusively in the Spanish language.

7. Commercial Scheduling in Network Time.

(a) TELEFUTURA shall determine the number and length of Commercial Availabilities within Network Time.

(b) Subject to the provisions of Sections 7(c) and (d) hereof, the time available within Network Time to AFFILIATE for the carriage of Local Availabilities during regularly scheduled programming only shall be:

Program Daypart	Time Period	Time Available to AFFILIATE

Children’s Programming:	Weekends, As Scheduled	4.5 Minutes per Hour (or 50% of all Commercial Availabilities should FCC regulations permit less than 9 minutes of Commercial Availabilities per hour)

Children’s Programming:	Weekdays, As Scheduled	4.5 Minutes per Hour (or 50% of all Commercial Availabilities should FCC regulations permit less than 9 minutes of Commercial Availabilities per hour)

Morning:	06:00 A.M.-12:00 Noon	4.5 Minutes per Hour

Day Time:	12:00 Noon— 04:00 P.M.	4.5 Minutes per Hour

Early Fringe:	04:00 P.M.-07:00 P.M.	4.5 Minutes per Hour

Prime Time:	07:00 P.M.-11:30 P.M.	4.5 Minutes per Hour

Overnight:	03:30 A.M.-05:00 A.M.	0.0 Minutes per Hour

All Other Network Time Periods:		4.5 Minutes per Hour

(c) TELEFUTURA may, from time to time, upon at least sixty (60) days notice to AFFILIATE, revise the schedule and number of minutes available within Network Time to AFFILIATE for the carriage of Commercial Availabilities during regularly scheduled programming. Notwithstanding the foregoing, TELEFUTURA may, within its sole discretion, without prior notice to AFFILIATE, determine the exact schedule and number of minutes of Commercial Availabilities within each hour of Network Time that may be occupied by Local Availabilities. In no event will the number of minutes of Local Availabilities scheduled by TELEFUTURA be less than twenty percent (20.0%) of the total number of Commercial Availabilities scheduled by TELEFUTURA within that hour, rounded to the next higher commercial unit, except for Children’s Programming, Overnight, and Network News, Sports Programming, and Special Programming. If, during the term of this Agreement, TELEFUTURA authorizes another affiliate, including but not limited to an affiliate owned and operated by TELEFUTURA or an entity under common control with TELEFUTURA, to utilize a greater number of minutes of Local Availabilities per hour during Network Time than AFFILIATE may utilize under the terms of Sections 7(b) and/or (c) hereof, TELEFUTURA shall, upon request, make such additional Local Availabilities available to AFFILATE upon the same terms and conditions for the same period.

(d) All Commercial Availabilities not allocated to AFFILIATE may be used by TELEFUTURA for Network Availabilities. The proceeds from advertising broadcast during those Network Availabilities shall be allocated to Network Sales. TELEFUTURA shall be solely responsible for determining the advertising rates at which such Network Availabilities shall be offered and sold. The time allocated to TELEFUTURA for Network Availabilities shall not be covered or dropped or used for any purpose whatsoever by AFFILIATE without the express prior written consent of TELEFUTURA.

(e) The time allocated to AFFILIATE shall be used for Local Availabilities. Sales of Local Availabilities shall be allocated to Local Sales or to National Sales, as the case may be. AFFILIATE shall be solely responsible for determining the advertising rates at which Local Availabilities shall be offered and sold.

(f) AFFILIATE grants TELEFUTURA the option to purchase from AFFILIATE, at TELEFUTURA’s sole discretion, not more than two (2) minutes of Local Availabilities per hour of network time, for which TELEFUTURA shall reimburse AFFILIATE at the lowest unit rate prevailing during the previous ninety (90) days for local commercial advertisements of the same or most comparable class, daypart, and length actually broadcast by Stations. Said option shall take precedence over other sales of Local Availabilities by AFFILIATE.

8. Compensation. Subject to all other relevant provisions of this Agreement, as consideration for TELEFUTURA’s services as national and regional sales representative for AFFILIATE, AFFILIATE shall pay to TELEFUTURA fifteen percent (15%) of all Net National Sales of each Station.

(a) In the event AFFILIATE packages any Sales which would be included in Net National Sales with other advertising sales which would not be included in Net National Sales, including, but not limited to, a sale in other media such as radio or print by AFFILIATE or any company affiliated with, controlled by, controlling or under common control with AFFILIATE, either directly or indirectly, such package sales will be allocated pro rata to Net National Sales and to other sales on the basis that the rate card values of each bears to the rate card value for the entire package.

(b) Without limitation to any provision of this Agreement, in the event that AFFILIATE, for any reason, fails to broadcast or advises TELEFUTURA that it will not broadcast any Network Programming as provided herein, then, in each such case, AFFILIATE will “make good” the Network commercial announcements contained therein during a time period(s) which shall be of quality and rating value comparable to that of the time period(s) at which such programming was not broadcast.

(c) AFFILIATE and TELEFUTURA agree that responsibility for billing and collection of accounts shall be divided as follows:

(i) TELEFUTURA shall be responsible for the billing and collection of all Network Sales.

(ii) AFFILIATE shall be responsible for the billing and collection of all National Sales and Local Sales.

(d) AFFILIATE shall provide TELEFUTURA an accurate accounting of all time Sales from all sources on or before the fifteenth (15th) of the month following the month of performance of said Sales.

(e) The amounts payable from AFFILIATE to TELEFUTURA, pursuant this Section 8, shall be paid monthly no later than the fifteenth (15th) of each month for all Sales made during the previous broadcast month. Payments from AFFILIATE to TELEFUTURA shall be accompanied by statements setting forth the name of each advertiser, amounts of National Sales for which payments were received, the amount of agency commissions due thereon, the net proceeds from such Network Sales, and the percentage due TELEFUTURA.

9. Non-Network Programs. TELEFUTURA shall retain the right, within its sole discretion, to produce and/or to distribute, by means other than the Network, Non-Network Programming of every nature and kind. TELEFUTURA may, but is not required to, offer such Non-Network Programming to AFFILIATE. In the event that TELEFUTURA chooses to offer such Non-Network Programming to AFFILIATE, it shall do so by providing a Terms Sheet to AFFILIATE which shall specify the time period in which AFFILIATE may accept such Non-Network Programming on the terms proposed by TELEFUTURA. In the event of a timely acceptance by AFFILIATE, the compensation and carriage for such Non-Network Programming shall be on the terms as agreed between the parties, and the provisions of this Agreement shall not govern the distribution or broadcast of such Non-Network Programming. In the event that AFFILIATE does not accept TELEFUTURA’s offer or terms within the time period specified in the Terms Sheet, it shall be assumed that AFFILIATE has rejected the Non-Network

Programming, and TELEFUTURA shall be free, within its sole discretion, to offer the Non-Network Programming to any other station or medium on any terms whatsoever.

10. Unauthorized Preemptions. Without limiting any other rights of TELEFUTURA under this Agreement or otherwise, if within any twelve (12) month period during the term of this Agreement, any Station makes three (3) or more Unauthorized Preemptions of any Network Programming (or AFFILIATE or such Station states, either in general or specific terms, that such Station intends to make such Unauthorized Preemptions or TELEFUTURA reasonably concludes, based upon AFFILIATE’s or such Station’s actions or otherwise, that such Unauthorized Preemptions shall occur), TELEFUTURA may, upon thirty (30) days prior written notice to AFFILIATE:

(a) terminate such Station’s right to broadcast any one or more series or other Network Programming, as TELEFUTURA shall elect, and, to the extent and for the period(s) that TELEFUTURA elects, thereafter license the broadcast to the applicable series or other Network Programming to any other television station or stations, low power television station or stations, or cable television system or systems located in the community of license of such Station or elsewhere; or

(b) terminate this Agreement with respect to such Station without any obligation, monetary or otherwise, to AFFILIATE and/or its employees, agents, or customers, or to any other person or entity.

11. Delayed Telecasts. TELEFUTURA shall designate which Network Programming shall be carried live, and which Network Programming, if any, shall be broadcast on a delayed basis. AFFILIATE shall conform its broadcast to the schedule designated by TELEFUTURA, and shall not delay the telecast of any Program, nor change the order of the Network Programming schedule, without the express written consent of TELEFUTURA. AFFILIATE is hereby authorized to record Network Programming to the extent necessary to permit such delayed telecast, provided however, that AFFILIATE shall erase, destroy, or return to TELEFUTURA at AFFILIATE’s expense such recording within seventy-two (72) hours of the broadcast of the recorded material.

12. Force Majeure. TELEFUTURA shall not be liable to AFFILIATE nor shall it incur any liability hereunder for failure to deliver Network Programming or any part thereof, nor shall AFFILIATE be liable to TELEFUTURA nor shall it incur any liability hereunder for failure to broadcast any Network Programming or any part thereof, by reason of a Force Majeure Event.

13. Written Reports. AFFILIATE shall promptly upon TELEFUTURA’s request submit to TELEFUTURA in writing, upon forms approved by TELEFUTURA, such reports as TELEFUTURA may request regarding the broadcast by AFFILIATE’s Stations of Network Programming and commercial announcements.

14. Performing Rights Licenses. All Network Programming shall, to the extent possible, be (a) cleared at the source, (b) within the repertoire of ASCAP, BMI, SESAC, or another performing rights society from which TELEFUTURA has obtained a performance license at its own cost, or (c) in the public domain.

15. Indemnification.

(a) TELEFUTURA shall indemnify, defend and hold AFFILIATE, its affiliates, successors and assigns, and the respective owners, officers, directors, agents, and employees of each, harmless against and from all direct claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) asserted by third parties alleging that the Network Programming violates or infringes upon the trade name, trademark, copyright, literary or dramatic right, or right of privacy or publicity of any party, or constitute a libel or slander of any party; provided, however, that the foregoing indemnification shall not apply: (i) to public performance rights in music, (ii) to any material furnished or added by any party other than TELEFUTURA after delivery of the Network Programming to AFFILIATE or the Stations, (iii) to the extent such Network Programming is changed or otherwise affected by insertion or deletion of any material by any party other than TELEFUTURA after delivery of the Network Programming to the Stations, (iv) to compliance with the Communications Act of 1934 or to any rules or regulations adopted thereunder by the FCC or any successor agency, or (v) unless AFFILIATE promptly notifies TELEFUTURA of any claim or litigation to which this indemnity shall apply, and that AFFILIATE cooperates fully with TELEFUTURA in the defense or settlement of such claim or litigation. The foregoing indemnity shall not apply to any claim by AFFILIATE or the Station for lost revenue, lost profits or other consequential damages, if any, regardless of whether such alleged damages are or were foreseeable. TELEFUTURA makes no representations, warranties or indemnities, express or implied, except as expressly set forth in this Section 15(a).

(b) AFFILIATE shall indemnify, defend and hold TELEFUTURA, its affiliates, successors and assigns, and the respective owners, officers, directors, agents, and employees of each, harmless against and from all direct claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) caused by or arising out of matters relating (i) to public performance rights in music, (ii) to any material furnished or added by any party other than TELEFUTURA after delivery of the Network Programming to AFFILIATE or the Stations, (iii) to the extent such Network Programming is changed or otherwise affected by insertion or deletion of any material by any party other than TELEFUTURA after delivery of the Network Programming to the Stations, (iv) any breach of any of AFFILIATE’s representations, warranties, covenants or agreements hereunder, (v) any programming broadcast by Stations other than Network Programming provided by TELEFUTURA to AFFILIATE and the Stations pursuant to the terms of this Agreement, (vi) from any actions or claims by customers, agents, or employees of AFFILIATE pursuant to a termination of this Agreement pursuant to Section 16 hereof or otherwise, or (vii) any other action on the part of AFFILIATE and/or Station; provided, however, that the foregoing indemnification shall not apply unless TELEFUTURA promptly notifies AFFILIATE in writing of any claim or litigation to which this indemnity shall apply, and TELEFUTURA cooperates fully with AFFILIATE in the defense or settlement of such claim or litigation. The foregoing indemnity shall not apply to any claim by TELEFUTURA for lost revenue, lost profits or other consequential damages, if any, regardless of whether such alleged damages are or were foreseeable.

16. Termination. This Agreement shall terminate under the following conditions:

(a) The term of this Agreement shall expire without extension pursuant to Section 3 hereof;

(b) Upon the occurrence of any of the following events:

(i) Upon not less than thirty (30) days’ written notice to AFFILIATE in the event of a material breach by AFFILIATE by any of its material covenants, representations, warranties, duties, or obligations pursuant to this Agreement, including failure to pay all amounts due under this Agreement, or any other material term or condition hereof, which AFFILIATE has not cured within ten (10) days of written notice of default from TELEFUTURA; or such longer period if AFFILIATE has commenced such cure within said 10 days and thereafter continues to diligently pursue such cure to the reasonable satisfaction of TELEFUTURA.

(ii) Pursuant to Section 10(b) hereof;

(iii) Immediately upon written notice to AFFILIATE in the event (a) AFFILIATE files a petition seeking relief under Title 7 or 11 of the United States Code or under any other Federal or state bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer or consent admitting the material allegations of a petition filed against in any proceeding under any such law, or (b) of entry against AFFILIATE of any order of relief under Title 7 or 11 of the United States Code, or entry of any other order, judgment or decree against AFFILIATE by any court of competent jurisdiction, approving a petition seeking bankruptcy, reorganization, readjustment of debt, dissolution, liquidation, or winding up of AFFILIATE, or (c) of appointment of a receiver, trustee or liquidator of AFFILIATE or of all or substantially all of the assets of AFFILIATE or, (d) if any petition seeking an order of relief under Title 7 or 11 of the States Code or any other such petition is filed against AFFILIATE and is not stayed or dismissed within one hundred twenty (120) days after the date of such filing, or (e) AFFILIATE makes a general assignment of its assets, or transfers a controlling interest, to creditors or other persons or entities;

(iv) Pursuant to Section 18 hereof;

(v) With respect to a Station, upon not less than six (6) months written notice to AFFILIATE in the event TELEFUTURA, in its sole and voluntary discretion, chooses to cease to operate the Network, or to cease to provide Network Programming to television stations licensed to the community to which a Station is licensed, provided, however, that in the event TELEFUTURA is required to cease to operate the Network or to cease to provide Network Programming to television stations licensed to the community to which a Station is licensed due to circumstances reasonably beyond its control, including, but not limited to, Force Majeure Events and court or government orders or decrees, and the circumstances preclude, or effectively preclude, TELEFUTURA from giving six (6) months notice of termination, TELEFUTURA shall give AFFILIATE as much notice as is reasonably possible under the circumstances;

(vi) With respect to a Station, upon not less than thirty (30) days written notice to AFFILIATE in the event that a Station becomes substantially less valuable to TELEFUTURA as an affiliate than it is at the time of execution of this Agreement as a result of a materially adverse change affecting the transmitter location, power, frequency, or hours or mode of operation of the Station, or a materially adverse change in the business practices or public reputation or image of the Station, AFFILIATE, or their owners and/or management;

(vii) Pursuant to Section 21 hereof;

(viii) Pursuant to Section 22 hereof;

(ix) Pursuant to Section 25(a)(v) hereof;

(x) Pursuant to Section 29 hereof;

(xi) With respect to a Station that is a low power television station, upon not less than thirty (30) days’ written notice by TELEFUTURA to AFFILIATE in the event TELEFUTURA acquires a full power television station in the DMA to which that Station is licensed (an “Acquired Station”); provided that in such event (a) the 2004 Marketing and Sales Agreement between AFFILIATE and certain affiliates of TELEFUTURA shall be amended to include the Acquired Station pursuant to the terms and conditions of the 2004 Marketing and Sales Agreement, and (b) TELEFUTURA shall program the Acquired Station as an affiliate of the Network; or

(xii) At the option of AFFILIATE, in its sole discretion upon thirty (30) days written notice to TELEFUTURA in the event of a material breach by TELEFUTURA in any of its covenants, representations, warranties, duties, or obligations pursuant to this Agreement, or any other term or condition hereof, which TELEFUTURA has not cured within ten (10) days of written notice of default from AFFILIATE.

17. Exclusive Representation. AFFILIATE and TELEFUTURA agree that TELEFUTURA (or an entity controlled by Univision Communications Inc.) shall be the exclusive representative of AFFILIATE for the sale of all national and regional advertising throughout the United States and the world. AFFILIATE agrees to refer requests by any potential national or regional advertisers to TELEFUTURA, which shall be responsible for servicing such accounts. In any event, all revenues received from national or regional advertising accounts, whether or not serviced by TELEFUTURA, shall be included in Net National Sales for the purpose of computing the commission due TELEFUTURA as national and regional sales representative pursuant to Section 8(a) hereof. TELEFUTURA, in its role of exclusive national sales representative for AFFILIATE, shall have no obligation to market, sell, or administer the sale of any commercial announcement, infomercial, program, or other product which would conflict with any Network Programming or commercial announcement scheduled by TELEFUTURA for broadcast over the Stations.

18. Assignment.

(a) This Agreement shall not be assigned, in whole or in part, by AFFILIATE, directly or indirectly (by operation of law, transfer of stock, merger or otherwise) without the prior written consent of TELEFUTURA. The decision to grant or not grant such consent shall be at the sole discretion of TELEFUTURA. Any purported assignment by AFFILIATE in the absence of TELEFUTURA’s prior written consent shall be null and void and not enforceable against TELEFUTURA. In the event of an attempted unconsented assignment or transfer, TELEFUTURA may, in its sole discretion, terminate this Agreement effective upon thirty (30) days notice to AFFILIATE and the purported assignee. Any assignment or transfer consented to by TELEFUTURA shall not relieve AFFILIATE of its obligations hereunder.

(b) AFFILIATE shall immediately notify TELEFUTURA in writing of any application tendered to the FCC pertaining to an assignment of AFFILIATE’s license for any Station or a transfer of control of AFFILIATE. Except as to “short form” assignments of license or transfers of control made pursuant to Section 73.3540(f) of the Rules and Regulations of the FCC, TELEFUTURA shall have the right to terminate this Agreement or to remove a Station being assigned or transferred from Schedule B, effective upon thirty (30) days notice to AFFILIATE and the transferee or assignee of such termination, which notice may be given at any time within ninety (90) days after the later occurring of: (i) the date on which TELEFUTURA learns of such assignment or transfer, or (ii) the date on which TELEFUTURA receives written notice of such assignment or transfer. Upon TELEFUTURA’s request, AFFILIATE shall procure and deliver to TELEFUTURA, in form satisfactory to TELEFUTURA, the agreement of the proposed assignee or transferee that, upon consummation of the assignment or transfer of control of the Station’s authorization, the assignee or transferee will assume and perform this Agreement in its entirety without limitation of any kind. In the event AFFILIATE fails to notify TELEFUTURA of the proposed assignment or transfer of control of Station’s authorization TELEFUTURA may, in its sole discretion and without limitation to any other remedies available to it, terminate this Agreement by giving notice of such termination, which termination shall be effective on the date specified in said notice of termination, or to remove any or all Stations subject to such an assignment or transfer of control from Schedule B hereto. The failure of AFFILIATE to procure the agreement of the proposed assignee or transferee in accordance with this Section shall be deemed a material breach of this Agreement, and in such event TELEFUTURA shall have the right to seek and obtain specific performance of such obligations pursuant to Section 27 of this Agreement.

(c) Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns. AFFILIATE confirms that TELEFUTURA has no obligation, whether express or implied, to consent to the assignment of

AFFILIATE’s rights, duties, benefits or obligations pursuant to this Agreement to any other person or entity, and that the grant of such consent shall be within the sole discretion of TELEFUTURA. AFFILIATE further confirms that TELEFUTURA shall have no obligation, whether express or implied, to continue the affiliation of a Station with TELEFUTURA or the Network, whether or not on terms or conditions equivalent to those set forth in this Agreement, in the event of an assignment of a Station’s license or a transfer of control of AFFILIATE.

(d) AFFILIATE represents, warrants, covenants and agrees that it shall not enter into a time brokerage agreement, local management agreement (commonly known as an LMA), joint sales agreement or any other agreement or understanding of any nature whatsoever pursuant to which it sells, transfers, assigns, leases or otherwise conveys to any third party (other than TELEFUTURA) the right to use all or any material portion of its program time or advertising time or availabilities without the prior written consent of TELEFUTURA.

19. Affirmative TELEFUTURA Rights. Nothing in this Agreement shall preclude TELEFUTURA from taking any action not specifically prohibited herein, including, but not limited to:

(a) Establishing additional interconnected networks, including but not limited to, television or audio broadcasting networks and cable programming networks.

(b) Affiliating the Network with any international network on the terms and conditions determined solely by TELEFUTURA.

(c) Transferring any Programs from the Network to any other networks, whether established by TELEFUTURA or any other entity.

d) Repurposing any Programs, sharing them with, or authorizing their transmission in whole or in any part at any time on or by, any other cable, satellite, broadcasting or other program service or station, whether or not commonly owned or affiliated with TELEFUTURA, including but not limited to Univision or Galavision, or using such Programs or program material for any other purpose whatsoever.

20. Audit Rights. TELEFUTURA shall have the right to perform periodic audits of AFFILIATE and the Stations to insure compliance with the provisions of this Agreement. AFFILIATE shall provide TELEFUTURA with reasonable access to the pertinent books and records of AFFILIATE and the Stations so that TELEFUTURA’s auditors may verify the accuracy and validity of the time Sales reported to TELEFUTURA by AFFILIATE as well as all other aspects of compliance with the provisions of this Agreement, including, but not limited to, Sections 5,6,7,8,10,11,14,17,18, and 25 hereof. The cost of any such audit shall be borne by TELEFUTURA; provided, however, that in the event such an audit reveals AFFILIATE to be in material breach of, or in default under, this Agreement, that AFFILIATE has failed to pay TELEFUTURA all amounts due to TELEFUTURA pursuant to Section 8(a) hereof, or that a

Station has made more than three Unauthorized Preemptions of Network Programming during the preceding twelve (12) month period, the costs of said audit shall be borne by AFFILIATE.

21. Facilities.

(a) AFFILIATE represents and warrants to TELEFUTURA that Schedule B sets forth the facilities authorized for, and utilized by, the Stations, and that AFFILIATE has attached to Schedule B contour maps for Stations, prepared in compliance with standards of good engineering practice, pursuant to National Bureau of Standards Tech Note 101 (commonly known as Longley-Rice) propagation methodology, and in a form reasonably acceptable to TELEFUTURA, which depicts the City Grade, Grade A and Grade B contours (each as defined by the FCC) of Stations, and includes data as to the areas and populations within each such contour and Hispanic household information. AFFILIATE represents and warrants that Schedule B is accurate in all material respects as of 3-17-04. In the event that the transmitter location, antenna height above average terrain, effective radiated power, or frequency or hours of operation on any individual Station as set forth on Schedule B are changed at any time so as to (i) materially reduce the number of Hispanic Households within the Station’s Grade B contour or (ii) materially reduce the number of hours of Spanish language programming, TELEFUTURA, in its sole discretion, shall have the right to terminate this Agreement with respect to such Station upon 30 days advance written notice. The above operating hours provision shall not apply to the extent that the reduction in AFFILIATE’s hours of operation is in response to a reduction in programming provided to AFFILIATE by TELEFUTURA.

(b) TELEFUTURA may, from time to time at its sole discretion, establish minimum standards governing matters that, in TELEFUTURA’s sole judgment, require standardization and uniformity among affiliates of the Network, including but not limited to (i) specifications and layout (including form, color, number, location and size) of signage, billboards, and print and other advertising relating to TELEFUTURA or any Program or Programming; (ii) the design, color, appearance and maintenance of exterior and public portions of studios and other facilities utilized by the Station; and (iii) technical standards relating to commercial announcements, public service announcements, and Local Programming of the Station.

(c) AFFILIATE represents and warrants to TELEFUTURA that Schedule C sets forth the Nielsen Focus report which is a list of all cable systems on which Stations are carried as of 3-17-04, which list is true and accurate in all material respects. In consultation with TELEFUTURA, AFFILIATE will make all commercially reasonable efforts to obtain carriage on cable and DBS for Stations, provided, however, that AFFILIATE shall not be required to incur any out-of-pocket expenses in connection therewith.

(d) AFFILIATE represents and warrants to TELEFUTURA that Schedule D sets forth copies of all executed retransmission consent agreements between AFFILIATE and all cable and DBS systems on which Stations are carried as of 3-17-04.

22. Retransmission Consent. Should AFFILIATE be accorded the right under any local, state or federal rule, regulation or law to elect (a) to require any cable television system, open video system, direct broadcast or other satellite, or other single or multi-channel video distribution service or system of any form or nature to obtain AFFILIATE’s consent to such system’s transmission or retransmission of the Stations’ broadcast of any Network Programming, or is given any similar rights (a “Retransmission Consent Election”) or (b) to require any such system to comply with any “must carry” rule, regulations or laws (a “Must Carry Election”), then AFFILIATE shall notify TELEFUTURA at least sixty (60) days in advance of any such election by AFFILIATE and TELEFUTURA shall negotiate in good faith, for a period of no less than sixty (60) days, regarding (x) whether AFFILIATE shall make a Retransmission Consent Election or a Must Carry Election and (y) in the event that AFFILIATE determines to make a Retransmission Consent Election, to which systems such consent is to be given, and if so, the terms under which it is to be given (including without limitation, the amount of compensation to be paid by any such system for such consent and the division of that compensation between AFFILIATE and TELEFUTURA). If AFFILIATE and TELEFUTURA do not reach agreement with respect to all of the foregoing matters for any individual Station, then without limitation to any of TELEFUTURA’s rights under this Agreement, TELEFUTURA shall have the right to terminate this Agreement with respect to such Station upon thirty (30) days written notice to AFFILIATE. Without limiting the generality of the foregoing, AFFILIATE acknowledges and agrees that in no event shall AFFILIATE transmit, grant retransmission consent or otherwise permit any transmission or retransmission of a Station’s broadcast of any Network Programming by a cable television system, open video system, direct broadcast or other satellite or other single or multi-channel video distribution service or system of any form or nature without the prior written consent of TELEFUTURA.

23. Severability. Should any part of this Agreement become inconsistent with the rules or policies of the FCC or the agreed upon governing law and the parties not to be the beneficiaries of an appropriate waiver, that part of the Agreement shall terminate upon the date that such an inconsistency would otherwise exist, but all other parts of the Agreement shall remain in full force and effect. In such event, the parties shall use their best efforts to modify this Agreement so as to conform it with the applicable FCC rule, policy, or law, if possible, while achieving their respective objectives under this Agreement.

24. No Implied Waiver. Except as expressly provided for herein, no failure or delay on the part of the parties hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver; nor shall any single or partial exercise or any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All rights and remedies granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

25. Broadcaster’s Liability Insurance.

(a) AFFILIATE shall procure and maintain in force during the term hereof broadcaster’s liability insurance for the Stations, including broad form errors and omissions coverage, with minimum limits of liability in the aggregate of $5,000,000.00 or more for each occurrence.

(i) Said coverage shall be on an occurrence form, primary and not contributing, with respect to:

a. any material furnished or added by any party other than TELEFUTURA after delivery of Network Programming to AFFILIATE or the Stations;

b. to the extent any such Network Programming is changed, altered or otherwise affected by insertion or deletion of any material by any party other than TELEFUTURA; and

c. any programming broadcast by the Stations other than Network Programming provided by TELEFUTURA to the Station.

(ii) Prior to use of Network Programming, AFFILIATE shall cause its broadcaster’s liability insurance carrier(s) to add “Telefutura, Telefutura Television Group, their parent companies, affiliates, officers, directors, employees, successors and assignees” as additional insured parties. All such policies shall be issued by companies of recognized responsibility, having a Bests Key Rating Guide of not less than A, Class VII, licensed to do business in the state where each Station is located.

(iii) An original certificate of insurance naming TELEFUTURA, Telefutura Television Group, their parent companies, affiliates, officers, directors, employees, successors and assignees as additional insured parties shall be delivered to TELEFUTURA by AFFILIATE within ten (10) days of the execution of this Agreement. Each such must be signed by an authorized agent of the insurance company issuing such coverage, and shall provide that thirty (30) days notice of cancellation shall be given to TELEFUTURA prior to termination, cancellation, or non-renewal thereof. No action or inaction by TELEFUTURA, including, without limitation, failure to demand such documentation or continued provision of programming in the absence of such policy, certificate, and/or endorsement(s), shall be construed as a waiver by TELEFUTURA of AFFILIATE’s obligation to provide the insurance coverage specified herein.

(iv) The foregoing insurance requirements shall not be deemed a limitation of AFFILIATE’s liability, if any, under this Agreement.

(v) In the event AFFILIATE or the Stations fail to comply with the provisions of this Section 25(a), TELEFUTURA may, in its sole discretion, terminate this Agreement upon thirty (30) days written notice to AFFILIATE.

26. Governing Law; Specific Performance. This Agreement and the rights and obligations of the parties, including without limitation the validity, construction, interpretation, performance and termination of this Agreement, shall be governed by and construed by the laws of the State of New York applicable to contracts between New York parties made and performed in that state, without regard to conflicts of law principles. AFFILIATE recognizes that each Station and its facilities is unique in nature and access to each Station for transmission of the Network Programming would be difficult or impossible to replicate, and therefore, that money damages would be insufficient to provide an adequate remedy to TELEFUTURA in the event of a default hereof by AFFILIATE. AFFILIATE acknowledges and agrees that a default hereunder by AFFILIATE will cause substantial and irreparable injury to TELEFUTURA, and that any remedy at law would be inadequate. AFFILIATE agrees if it should fail to perform any of its material duties or obligations hereunder, TELEFUTURA’s right to specific performance is essential to protect its rights and interests hereunder. Therefore, in addition to any other remedies which either party may have hereunder, at law, in equity or otherwise, TELEFUTURA shall, to the fullest extent permissible under law, have the right to have all obligations, undertakings, agreements and other provisions of this Agreement, including but not limited to the obligation of AFFILIATE to procure the agreement of any proposed assignee or transferee of AFFILIATE or the Stations to assume and perform this Agreement in its entirety without limitation of any kind in accordance with Section 18(b) hereof, specifically performed and shall have the right to obtain an order or decree for such specific performance in any of the courts of the United States or any state or other political subdivision thereof without being required to prove actual damages, post bond or furnish any other security, any requirement for which is hereby expressly waived.

27. Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed duly given if delivered on the date of personal delivery or on the date of receipt if mailed by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been received on the date of personal delivery or on the date set forth on the return receipt, to the following addresses, or to such other address as any party may request in writing to the other party:

Notices to AFFILIATE shall be sent to:

Entravision Communications Corporation

Attention: Walter F. Ulloa and Philip C. Wilkinson

2425 Olympic Boulevard

Suite 6000 West

Santa Monica, California 90404

with a copy, which shall not constitute notice, to:

Entravision Communications Corporation

Attention: Michael G. Rowles, Esq.

2425 Olympic Boulevard

Suite 6000 West

Santa Monica, California 90404

Notices to TELEFUTURA shall be sent to:

Director, Affiliate Relations

TELEFUTURA

9405 NW 41st Street

Miami, FL 33178

with a copy, which shall not constitute notice, to:

General Counsel

TELEFUTURA

5999 Center Drive

Los Angeles, CA 90045

28 Limitations of Damages. The parties to this Agreement expressly agree that in the event of termination or breach of this Agreement, neither party shall be liable to the other for any lost revenue, lost profits or other consequential damages allegedly resulting from such termination or breach, including, but not limited to, any expenditures, investments, leases or commitments made in anticipation of the continuance of this Agreement, regardless of whether such alleged lost revenue, lost profits or other consequential damages are foreseeable.

29. Confidentiality. In its capacity as an affiliate of TELEFUTURA pursuant to this Agreement, AFFILIATE may acquire or receive information relating to TELEFUTURA and its affiliates which is of a confidential and proprietary nature. Such information may include, but is not limited to, financial information, business and marketing plans, advertising rates and practices, viewer mailing lists, and plans related to programming and special promotional events. AFFILIATE shall at all times, both during and after the term of this Agreement, maintain in the strictest confidence and trust all of such confidential and proprietary information and shall not directly or indirectly disclose the same to any other person or entity, whether during the term of this Agreement or thereafter. AFFILIATE acknowledges that a breach of this Section may subject TELEFUTURA to immediate and irreparable harm for which damages may not be an adequate remedy and, accordingly, AFFILIATE acknowledges and agrees that TELEFUTURA may enforce the provisions hereof by means of injunctive or other equitable relief. Any breach of this Section shall constitute a material breach of this Agreement and shall entitle TELEFUTURA to immediately terminate this Agreement. The provisions of this Section shall survive the expiration and termination of this Agreement.

30. No Joint Venture or Partnership. Nothing contained in this Agreement shall create any partnership, association, joint venture, fiduciary or agency relationship between TELEFUTURA and AFFILIATE. Except as otherwise specifically set forth herein, neither TELEFUTURA or AFFILIATE shall be authorized or empowered to make any representation or commitment or to perform any act which shall be binding on the other unless expressly authorized or empowered in writing.

31. Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof; it incorporates and merges any and all previous communications and understandings, oral and written, and cannot be amended or changed except in a writing executed by the parties hereto.

32. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each such counterpart were upon the same instrument.

TELEFUTURA

Signature:	/s/ C. DOUGLAS KRANWINKLe

Name:	C. Douglas Kranwinkle
Title:	EVP
Date:	3-17-04

AGREED AND ACCEPTED:

ENTRAVISION COMMUNICATIONS CORPORATION

Signature:	/s/ WALTER F. ULLOA

Name:	Walter F. Ulloa
Title:	Chairman and CEO
Date:	March 16, 2004

SCHEDULE A

LOCAL INSERTIONS

Infomercials or other local programming	M-F 5:00 a.m. to 6:00 a.m.

Public Affairs Programming	Sat and Sun 6:30 to 7:00 a.m
(No infomercials)

SCHEDULE B

[This Schedule B, which contains a list of facilities for those stations that are subject to the Network Affiliation Agreement and certain technical data about such facilities (including channel number, frequency, latitudinal and longitudinal location of transmitters, tower statistics in meters and feet, power levels and contour maps) has been excluded from this filing.]

SCHEDULE C

[This Schedule C, which contains the Nielsen Focus report which is a list of all cable systems on which Stations are carried as of 3-17-04, has been excluded from this filing.]

SCHEDULE D

[This Schedule D, which contains copies of all executed retransmission consent agreements between AFFILIATE and all cable and DBS systems on which Stations are carried as of 3-17-04, has been excluded from this filing.]